SECURITIES EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 27, 2001

(Date of Earliest Event Reported)

Video Network Communications, Inc. (Exact Name of Registrant as Specified in its Charter)

Delaware	000-22235	52-1707962

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 International Drive, Portsmouth, New Hampshire	03801

(Address of Principal Executive Offices)	(Zip Code)

(603) 334-6700 (Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On November 27, 2001, Video Network Communications, Inc. (the “Company”) announced that it has begun to implement an aggressive cost reduction initiative, including the layoff of approximately thirty percent of its employees and the implementation of a ten percent salary reduction for all remaining employees. Company management estimates that the personnel and salary reductions will result in a quarterly operating expense reduction of approximately $400,000, or approximately $1.6 million annually. The Company is also reviewing all of its other spending and intends to reduce other expenses where possible.

     The Company indicated that it is implementing these cost reductions measures because the sales cycle for orders for and installation of its video network products is currently longer than anticipated. As previously announced, the Company cited, in particular, delays in the announcements of awards for a major education program that had been an important revenue source for the Company in each of its last two fiscal years. The Company continues to have a substantial pipeline. However, Company management determined that a personnel reduction at this time is appropriate given current operational requirements, as the Company negotiates the current economic slowdown.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIDEO NETWORK COMMUNICATIONS, INC.

Date: November 28, 2001	By: /s/ Robert H. Emery Robert H. Emery Chief Financial Officer, Vice President of Administration and Secretary